Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Casual Male Retail Group, Inc. To Change NASDAQ Ticker Symbol To “DXLG”

Reflects Company’s Transition to Destination XL

CANTON, Mass., December 4, 2012 — Casual Male Retail Group, Inc. (NASDAQ: CMRG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today announced that it will change its NASDAQ Global Market ticker symbol to “DXLG” from “CMRG” to reflect the company’s transition to its Destination XL® retail stores and DestinationXL.com e-commerce website. The new “DXLG” ticker symbol will be effective at the start of trading on Wednesday, December 5, 2012.

“The Company is in the process of transitioning from the old Casual Male brand to our new Destination XL (“DXL®”) retail stores and DestinationXL.com website,” said President and CEO David Levin. “The 44 DXL stores that are currently open have out-performed our current Casual Male XL stores and we are excited about the significant potential growth opportunities. We currently expect to open 225 to 250 DXL stores and to close all of our traditional Casual Male XL locations by the end of fiscal 2015. Our new “DXLG” ticker symbol is better aligned with the new brand and reflects this growth initiative.”

About Casual Male Retail Group, Inc.

Casual Male Retail Group, Inc. is the largest retailer of men’s apparel in sizes XL and up, with operations throughout the United States, Canada and in London, England. The company is currently in the process of transitioning from Casual Male XL to focus primarily on the Destination XL concept. Casual Male Retail Group, Inc. currently operates 377 Casual Male XL retail and outlet stores, 12 Rochester Clothing stores, 44 Destination XL stores and direct-to-consumer businesses which include several catalogs and e-commerce sites, including www.destinationxl.com. The Company is headquartered in Canton, Massachusetts, and its common stock will be listed on the NASDAQ Global Market under the symbol “DXLG” effective December 5, 2012.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws, including statements regarding expected new store openings and growth opportunities. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.